Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

LANDMARK BANCORP, INC.,

LARK INVESTMENT CORPORATION

AND

FREEDOM BANCSHARES, INC.

June 28, 2022

INDEX OF DEFINED TERMS

Acquiror	1
Acquiror Bank	48
Acquiror Benefit Plan	48
Acquiror Board	48
Acquiror Bylaws	48
Acquiror ERISA Affiliate	49
Acquisition Proposal	49
Affiliate	49
Aggregate Cash Consideration	3
Agreement	1
Bank	49
Borrowing Affiliate	29
Business Day	49
Closing	2
Closing Date	2
Code	50
Company	1
Company Adverse Recommendation	32
Company Articles of Incorporation	49
Company Benefit Plan	49
Company Board	50
Company Bylaws	50
Company Capitalization Date	8
Company Common Stock	50
Company Disclosure Schedules	55
Company Employees	30
Company ERISA Affiliate	50
Company Financial Statements	9
Company Investment Securities	22
Company Loans	11
Company Material Contract	18
Company Permitted Exceptions	11
Company Proxy Statement	50
Company Stock Certificates	5
Company Stockholder Approval	50
Company Stockholders’ Meeting	32
Confidentiality Agreement	28
Contemplated Transactions	50
Contract	50
Control, Controlling or Controlled	50
Conversion Fund	5
CRA	50
Delaware Certificate of Merger	2
Deposit Insurance Fund	50
Derivative Transactions	51
DGCL	49
Dissenters’ Shares	6
DOL	51
Effective Time	2
Environment	51
Environmental Laws	51
ERISA	51
Estimated Closing Balance Sheet	3
Exchange Act	51
Excluded Shares	51
FDIC	51
Federal Reserve	51
Final Balance Sheet	3
Final Stockholders’ Equity	3
GAAP	51
Hazardous Materials	51
Immediate Family Member	51
Independent Arbitrator	4
IRS	51
KCGG	52
Knowledge	52
Legal Requirement	52
Letter of Transmittal	5
Material Adverse Effect	52
Merger	1
Merger Consideration	3
MergerCo	1
Mid-Tier Merger	1
Mid-Tier Merger Agreement	2
New Plans	39
Order	52
Ordinary Course of Business	53
OREO	53
Outstanding Company Shares	53
Payment Agent	5
PBGC	53
Person	53
Previously Disclosed	55
Proceeding	53
Regulatory Authority	53
Representative	53
Requisite Regulatory Approvals	53
Securities Act	53
Stockholders’ Equity	53
Stockholders’ Equity Deficiency	4
Subsidiary	54
Superior Proposal	54
Surviving Entity	1
Tax	54
Tax Return	54
Termination Date	43
Termination Fee	44
Transaction Costs	54
Transition Date	55
U.S.	55

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of June 28, 2022, by and among LANDMARK BANCORP, INC., a Delaware corporation (“Acquiror”), LARK INVESTMENT CORPORATION, a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), and FREEDOM BANCSHARES, INC., a Kansas corporation (the “Company”).

R E C I T A L S

A. The boards of directors of the Company, Acquiror and MergerCo have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and as a result of such Merger, the Company shall become a wholly owned subsidiary of Acquiror.

B. Following the effectiveness of the Merger, the Company, as the Surviving Entity of the Merger, and a wholly-owned subsidiary of Acquiror following the effectiveness of the Merger, shall effectuate a series of subsequent transactions (collectively, the “Mid-Tier Merger”), which will have the effect of merging Freedom Bank, a Kansas state-chartered bank, with and into Landmark National Bank, a national bank, with Landmark National Bank as the surviving entity in the Mid-Tier Merger.

C. As an inducement to Acquiror to enter into this Agreement, certain directors and executive officers of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A.

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and agree to certain prescribed conditions to the Merger and other transactions.

A G R E E M E N T S

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

Article 1

THE MERGER

Section 1.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the KGCC, at the Effective Time, MergerCo shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the KGCC, the separate corporate existence of MergerCo shall cease and the Company will be the Surviving Entity.

Section 1.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through electronic means or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is fifteen (15) days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date a certificate of merger with the Kansas Secretary of State (the “Kansas Certificate of Merger”). The Merger shall become effective as of the date and time specified in the Kansas Certificate of Merger (the “Effective Time”); provided that the Effective Time shall be within five (5) Business Days of the Closing Date unless otherwise agreed in in writing by the Acquiror and the Company.

Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the KGCC and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of MergerCo shall be vested in the Surviving Entity, and all debts, liabilities and duties of MergerCo shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Organizational Documents of the Surviving Entity. The articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5 Mid-Tier Merger. Acquiror and the Company shall take all action necessary or deemed appropriate by Acquiror to cause the Surviving Entity, Acquiror, the Bank and the Acquiror Bank to enter into an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Mid-Tier Merger Agreement”), which will have the effect of merging the Bank with and into the Acquiror Bank, with the Acquiror Bank as the surviving entity in the Mid-Tier Merger, in accordance with the terms of the Mid-Tier Merger Agreement, the KGCC, the DGCL and the National Bank Act, as amended.

Section 1.6 Alternative Structure; Discussions with Company Stockholders. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, or (ii) materially impede or delay consummation of the Merger. If the parties agree to make any such change, the parties shall execute appropriate documents to reflect the changes.

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Article 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall be converted into the right to receive an amount, in cash, equal to the Merger Consideration. The “Merger Consideration” shall be an amount equal to the following: (i) the Aggregate Cash Consideration divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. The “Aggregate Cash Consideration” shall be an amount equal to thirty-three million three hundred and fifty thousand dollars ($33,350,000), as adjusted pursuant to this Section 2.1.

(b) Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Acquiror an estimated consolidated balance sheet of the Company, as of the Closing Date (the “Estimated Closing Balance Sheet” ), which shall (i) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements; and (ii) include a calculation of Stockholders’ Equity as of the Closing Date (including a good faith estimate of consolidated net income of the Company through and including the Closing Date) prepared in accordance with this Agreement. For illustration purposes, Exhibit C attached hereto provides a form of Estimated Closing Balance Sheet calculating Stockholders’ Equity based upon the assumptions set forth therein. The Estimated Closing Balance Sheet shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that (x) the Estimated Closing Balance Sheet was prepared in good faith based on all available information at such time and fairly presents the consolidated financial position of the Company as estimated in good faith as of Closing Date in accordance with GAAP on a basis consistent with the Company Financial Statements, except as provided by this Agreement, and (y) the calculation of Stockholders’ Equity contained therein was prepared in accordance with this Agreement.

(c) After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith to agree on a consolidated balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”), which shall (i) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements, and (ii) include a calculation of Stockholders’ Equity as of the Closing Date (including a good faith estimate of consolidated net income of the Company through and including the Closing Date) in accordance with this Agreement (“Final Stockholders’ Equity”). The Final Balance Sheet and the calculation of Final Stockholders’ Equity contained therein, agreed to by the parties hereto in writing shall become final and binding for purposes of this Agreement.

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(d) If, no later than the day before the expected Closing Date, the parties are unable to agree upon a Final Balance Sheet and Final Stockholders’ Equity, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the “Independent Arbitrator”) and the Closing Date shall be postponed until the date that is two (2) Business Days after the date the Independent Arbitrator determines the Final Balance Sheet and Final Stockholders’ Equity in accordance with this Section 2.1(d) or such other date as Acquiror and the Company shall mutually agree in writing; provided, that, for the avoidance of doubt, the date used for preparation of the Estimated Closing Balance Sheet shall not be changed. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Balance Sheet confirming the correct Final Stockholders’ Equity (as determined in accordance with this Agreement) as of the Closing Date within five (5) Business Days following engagement. The parties will cooperate fully with, and furnish such information as may be reasonably requested to, the Independent Arbitrator. The Final Balance Sheet issued by the Independent Arbitrator, as well as the amount of Final Stockholders’ Equity set forth therein, will be final and binding for purposes of this Agreement. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that the fees and expenses of the Independent Arbitrator shall be borne by the Company and the Acquiror in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and the Acquiror, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator.

(e) If the Final Stockholders’ Equity is less than seventeen million six hundred thousand dollars ($17,600,000) (any such deficiency, a “Stockholders’ Equity Deficiency”), the Aggregate Cash Consideration shall be reduced by the amount of such Stockholders’ Equity Deficiency.

(f) The one hundred (100) shares of common stock of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of the common stock of the Surviving Entity, which share shall remain outstanding and held by Acquiror from and after the Effective Time, and shall not be entitled to receive any Merger Consideration.

Section 2.2 Cancellation of Shares. At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Merger Consideration.

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Section 2.3 Surrender of Certificates.

(a) The parties to this Agreement agree that Computershare Trust Company, N.A. shall serve as the payment/exchange agent for purposes of this Agreement (in such capacity, the “Payment Agent”).

(b) At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Payment Agent the Aggregate Cash Consideration. Such amount of cash is referred to in this Article 2 as the “Conversion Fund.”

(c) Within five (5) Business Days after the Closing Date, Acquiror shall mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties.

(d) Upon proper surrender of a Company Stock Certificate together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive, as promptly as reasonably practicable following receipt by the Payment Agent, but in no event later than five (5) Business Days thereafter, in exchange therefor his, her or its Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.

(f) Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not heretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for payment of the Merger Consideration. Notwithstanding the foregoing, none of the Surviving Entity, or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Payment Agent, the posting by such person of a bond in such amount as the Acquiror may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Payment Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Merger Consideration.

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Section 2.4 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who shall have properly exercised such stockholders’ appraisal rights (any such shares of Company Common Stock being referred to herein as the “Dissenters’ Shares“) in accordance with the provisions of Section 17-6712 of the KGCC shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to such rights (but only such rights) as are granted to them in accordance with the provisions of the KGCC, and to receive such consideration as may be determined to be due with respect to such Dissenters’ Shares in accordance with and subject to the requirements of the KGCC (but only after the value therefor shall have been agreed upon or finally determined under the KGCC), except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under Section 17-6712 of the KGCC shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration upon surrender in the manner provided in Section 2.4 of any Company Stock Certificate that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the KGCC and received by the Company relating to stockholders’ appraisal rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the KGCC consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the KGCC. From and after the Effective Time, Dissenters’ Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable by the Company to stockholders of record prior to the Effective Time).

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror and MergerCo as follows:

Section 3.1 Company Organization. The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; and (b) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Attached to Section 3.1 of the Company Disclosure Schedules are copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.

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Section 3.2 Company Subsidiary Organizations. The Bank is a Kansas state-chartered bank duly organized, validly existing and in good standing under the laws of the state of Kansas. Except as set forth in Section 3.2 of the Company Disclosure Schedules, other than the Bank, the Company does not, and has not, owned any direct or indirect equity interest in any other organization since January 1, 2019. Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect.

Section 3.3 Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

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Section 3.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Section 3.4(c)of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; and (iv) the filing of the Kansas Certificate of Merger with the Kansas Secretary of State pursuant to the KGCC, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5 Company Capitalization.

(a) The authorized capital stock of the Company currently consists exclusively of two hundred thousand (200,000) shares of Company Common Stock, of which, as of the date of this Agreement (the “Company Capitalization Date”), ninety-five thousand and sixteen (95,016) shares were issued and outstanding. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other similar rights.

(b) As of the Company Capitalization Date, (i) no shares of Company Common Stock are reserved for issuance and (ii) no equity-based awards are outstanding.

(c) None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

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Section 3.6 Company Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7 Financial Statements and Reports; Regulatory Filings.

(a) True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, 2020 and 2021, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of March 31, 2022 and the related statement of income for the three-month period then ended.

(b) The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, Varney & Associates, CPAs, LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

(c) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(d) The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2019, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(e) To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2022 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

Section 3.9 Properties.

(a) Section 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

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(b) The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities since January 1, 2019 is evidenced by originally executed documentation maintained in the books and records of the Bank that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b) Except as listed on Section 3.10(b) of the Company Disclosure Schedules, all Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) Section 3.10(c) of the Company Disclosure Schedules lists, as of May 31, 2022, each Company Loan: (i) under the terms of which the obligor is more than thirty (30) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; or (iv) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

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(d) The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was and is adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses.

(e) To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.11 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect (other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business). Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.

(c) The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

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(d) To the Knowledge of the Company, the Company and each of its Subsidiaries has not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “listed transaction” or “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b) or (ii) with respect to which the Company or any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder.

(e) No claim has been made in writing by any Regulatory Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person. To the extent required, the Company and each of its Subsidiaries has properly and timely paid all such withheld Taxes to the Regulatory Authority or have properly set aside such withheld amounts in accounts for such purpose.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) Any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) An open transaction occurring on or prior to the Closing Date;

(iii) A prepaid amount or advance payments received on or before the Closing Date;

(iv) Any closing agreement executed on or before the Closing Date under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(v) Any election under Section 108(i) of the Code;

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(vi) A transaction entered into on or before the Closing Date reported under the installment method of accounting or the long-term contract method of accounting;

(vii) The application of Section 263A of the Code; or

(viii) Pursuant to any provision of local, state or foreign Tax law comparable to any of the foregoing.

(h) Other than a Tax group in which the Company is the parent and its Subsidiaries are the only members as set forth on Section 3.11(h) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:

(i) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers and independent contractors;

(ii) all notices and other material written communications that were given by the Company, any Subsidiary or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement;

(iii) all notices or other material written communications that were given by the IRS, the PBGC or the DOL to the Company, any Subsidiary or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and

(iv) with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

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(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth in Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e) Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements. With respect to any Company Benefit Plan that is subject to Code Section 401(a), any errors in the sponsorship, maintenance, administration or operation of any such Company Benefit Plan have been corrected in accordance with applicable Legal Requirements including, but not limited to, the IRS’s Employee Plans Compliance Resolution System and the DOL’s Voluntary Fiduciary Correction Program, each as in effect from time to time.

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(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of the Company, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g) No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of the Company, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h) All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(i) There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) Except as listed on Section 3.12(j) of the Company Disclosure Schedules, No event has occurred, or to the Knowledge of the Company, circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2021.

(k) No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

(l) Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

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(m) Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.

Section 3.13 Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14 Legal Proceedings; Orders.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, no officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2019, none of the foregoing has been threatened by any Regulatory Authority.

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Section 3.15 Absence of Certain Changes and Events. Since December 31, 2021, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16 Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:

(a) each lease of real property to which the Company or any of its Subsidiaries is a party;

(b) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business and agreements for the purchase of federal funds;

(c) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of twenty-five thousand dollars ($25,000) (other than Contracts for the sale of loans);

(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of twenty-five thousand dollars ($25,000);

(e) each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than twenty-five thousand dollars ($25,000));

(g) each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

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(j) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of twenty-five thousand dollars ($25,000);

(l) each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

(m) the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n) each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of twenty-five thousand dollars ($25,000);

(o) each Company Benefit Plan; and

(p) each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17 No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Knowledge of the Company, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2019, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

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Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed twenty-five thousand dollars ($25,000) and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 3.19 Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20 Transactions with Affiliates. Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

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Section 3.21 Brokerage Commissions. Except for fees payable to Olsen Palmer LLC, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22 Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24 Intellectual Property. Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

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Section 3.25 Investments.

(a) Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of May 31, 2022, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b) Except as listed on Section 3.25(b) of the Company Disclosure Schedules, and except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

(d) All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

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Section 3.26 Fiduciary Accounts; Investment Management Activities. Except as set forth in Section 3.26 of the Company Disclosure Schedules, neither the Company nor the Bank acts as fiduciary or offers any accounts for which it serves as trustee, agent, custodian or investment advisor. The Bank has administered all accounts identified in Section 3.26 of the Company Disclosure Schedules in accordance with the terms of the governing documents and applicable Legal Requirements. None of the Company, the Bank nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority.

Section 3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

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Article 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as Previously Disclosed, each of Acquiror and MergerCo hereby represents and warrants to the Company as follows:

Section 4.1 Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 4.2 Acquiror Subsidiary Organizations. Landmark Bank is a nationally-chartered bank duly organized, validly existing and in good standing under the laws of the United States. Each Acquiror Subsidiary, including MergerCo, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 4.3 Authorization; Enforceability. Each of Acquiror and MergerCo has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror and MergerCo enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; and (d) the filing of the Kansas Certificate of Merger with the Kansas Secretary of State pursuant to the KGCC, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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Section 4.5 Compliance with Legal Requirements. Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.6 Acquiror Reports.

(a) Acquiror has filed all required reports, forms, schedules, registration statements, and other documents with the Securities and Exchange Commission (the “SEC”) that it has been required to file since January 1, 2019 (the “Acquiror Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Acquiror Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Acquiror Reports, and none of the Acquiror Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of Acquiror has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror Reports.

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(b) The consolidated financial statements of Acquiror included (or incorporated by reference) in the Acquiror Reports (including the related notes, as applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity, and cash flows of Acquiror and its Subsidiaries as of the dates and for the periods shown. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions, and contain no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the latest consolidated balance sheet of Acquiror included in the Acquiror Reports (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, or in connection with this Agreement and the transactions contemplated hereby.

(d) Except as set forth in the Acquiror Reports or as otherwise contemplated by this Agreement, from December 31, 2021 (a) until the date of this Agreement, Acquiror and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, and (b) there has been no change or development with respect to Acquiror and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Acquiror.

Section 4.7 Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.8 Financial Capability. Acquiror will have prior to and at the Effective Time sufficient funds to pay the Merger Consideration and has sufficient funds to perform its other obligations as contemplated by this Agreement.

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Section 4.9 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Article 5

THE COMPANY’S COVENANTS

Section 5.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will (i) facilitate one or more meetings between representatives of Acquiror and the employees of the Company and any of its Subsidiaries and (ii) furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, that such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (x) would be prohibited by any applicable Legal Requirement; (y) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (z) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

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(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c) The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, or (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege.

(d) All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement dated as of March 3, 2022, between Acquiror and the Company (as amended, the “Confidentiality Agreement”).

Section 5.2 Operation of the Company and Company Subsidiaries.

(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects including modifying the organization structure of the Company or its subsidiaries and not creating or eliminating employee positions; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; (iii) prior to the Closing Date, to write down loans and foreclosed real estate in accordance with GAAP to reflect the collectability to the Company loans and the value of all foreclosed property and (iv) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

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(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock; (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock; or (B)directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;

(iii) amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv) (A) extend new credit in an amount that would cause the aggregate amount of credit extended to a Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person in this Section 5.2(b)(iv) being referred to as a “Borrowing Affiliate”) to exceed seven hundred fifty thousand dollars ($750,000.00); provided, however, that any such extension of credit shall be deemed approved by Acquiror if Acquiror has not denied a request for approval within two (2) Business Days of receipt of such request; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person or any Borrowing Affiliate if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(v) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable), provided, however, the allowance for loan and lease losses must be maintained at all times prior to the Closing Date at no less than one million one hundred and eighteen thousand dollars ($1,118,000) after giving effect to all loan write-downs taken prior to or in connection with the consummation of the transactions contemplated in this Agreement;

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(vi) fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(vii) except as set forth in Section 5.2(b)(vii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(viii) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(ix) amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(x) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xi) except as set forth in Section 5.2(b)(xi) of the Company Disclosure Schedules, as permitted by this Agreement, or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”); (B) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (C) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (D) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

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(xii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder;

(xiii) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xiv) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xv) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of twenty-five thousand dollars ($25,000) and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvi) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xvii) make or change any material Tax elections, change or consent to any material change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes or file any material amended Tax Return;

(xviii) enter into any employment or similar agreement; or

(xix) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).

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Section 5.3 Notice of Changes. The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

Section 5.4 Stockholders’ Meeting. Subject to the other provisions of this Agreement, the Company shall, as promptly as reasonably practicable after the date hereof but in no event later than forty-five (45) days after the date of this Agreement, take all action necessary, including as required by and in accordance with the KGCC, Company Articles of Incorporation and Company Bylaws to duly call and give notice of a meeting of its stockholders (the “Company Stockholders’ Meeting”), and as promptly as reasonably practicable thereafter, convene and hold the Company Stockholders’ Meeting, for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the KGCC, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not undertake any of the following: withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if the Company and the Company’s Board are in material compliance with their obligations under this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

Section 5.5 Operating Functions. Following receipt of all Requisite Regulatory Approvals, the Company and the Bank shall cooperate with Acquiror and Acquiror Banks in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time. To the extent such actions cause the Company or the Bank to incur expenses that are not deconversion expenses or contract termination expenses, Acquiror will promptly reimburse the Company or the Bank, as appropriate, for such expenses.

Section 5.6 Company Benefit Plans.

(a) If requested by Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.

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(b) Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan.

Section 5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) To the extent permitted by law, for a period of six (6) years following the Effective Time, Acquiror shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date of this Agreement or who becomes before the Effective Time, an officer or director of the Company or the Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Acquiror which shall not be unreasonably withheld, delayed or conditioned) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was acting in his or her capacity as a director or officer of the Company or the Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Contemplated Transactions), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been required under the Company Articles of Incorporation and Company Bylaws.

(b) The rights to indemnification granted by this Section 5.7 will be reduced by any amounts that such Indemnified Party recovers from any third party, including any insurance company. The indemnification obligation of Acquiror under this Section shall further be subject to any limitation imposed from time to time under applicable Legal Requirements, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and any limitations contained in the Company Articles of Incorporation and Company Bylaws.

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnified Party and counsel for Acquiror are mutually of the opinion that there are issues which raise conflicts of interest between Acquiror and the Indemnified Party, then the Indemnified Party may retain counsel reasonably satisfactory to Acquiror, and Acquiror shall pay the reasonable and documented fees and expenses of such counsel for the Indemnified Party (which may not exceed one (1) firm in any jurisdiction), (ii) the Indemnified Party shall cooperate in the defense of any such matter and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and (iv) Acquiror shall have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by any Legal Requirement.

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(d) The Company shall obtain, and prior to the Closing Date the Company will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of six (6) years from and after the Effective Time with respect to the Company’s and the Bank’s current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by the Company and the Bank (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to the Company and the Bank and their respective directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement; provided, however, the Company will, if the cost of the Tail Coverage exceeds two hundred percent (200%) of the current annual premium for the director’s and officer’s insurance policy currently held by the Company and the Bank (the “Premium Cap”), seek to obtain a substitute policy with the best coverage available in the reasonable opinion of the Company the cost of which does not exceed the Premium Cap; provided, further, that, notwithstanding the foregoing, the Company may elect to purchase Tail Coverage at a cost in excess of the Premium Cap, with any amount of the premium in excess of the Premium Cap to be deemed a Transaction Cost.

Section 5.8 Acquisition Proposals.

(a) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within twenty-four (24) hours advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b) The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, and, with respect to financial matters, its financial advisors, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

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Section 5.9 Title to Real Estate. As soon as practical, but in no event later than thirty (30) days after the Agreement Date, the Company shall obtain at the Company’s expense and deliver to Acquiror, with respect to all real estate owned by the Company or one of its Subsidiaries (excluding any OREO), an owner’s preliminary report of title covering a date subsequent to this Agreement, issued by such title insurance company as is reasonably acceptable to Acquiror, showing fee simple title in the Company or one of its Subsidiaries in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Company Permitted Exceptions.

Section 5.10 Surveys. Acquiror may, in its reasonable discretion, within thirty (30) days after the Agreement Date, request the Company to provide at the Company’s expense and deliver to Acquiror a current ALTA survey of each parcel of real estate owned by the Company or one of its Subsidiaries (excluding OREO) disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.11 Environmental Investigation.

(a) Acquiror may, in its reasonable discretion, within forty-five (45) days of the Agreement Date, request the Company to provide at Acquiror’s expense a Phase 1 environmental site assessment (the “Phase 1 Report”) conducted by an independent professional consultant reasonably acceptable to the Acquiror to determine if any real estate owned by the Company or one of its Subsidiaries (excluding OREO) contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then the Company shall promptly obtain, at the Company’s expense, a Phase 2 environmental report with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the “Phase 2 Report,” and collectively referred to with the Phase 1 Report, as the “Environmental Report”). Acquiror shall have no duty to act for the benefit of the Company or any other Person upon any information produced by the Environmental Report.

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(b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, if any, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost exceeds five hundred thousand dollars ($500,000), Acquiror may terminate this Agreement. Absent termination pursuant to this Section 5.11(b), any Remediation Cost that is actually incurred by the Company shall be taken into account in calculating Stockholders’ Equity.

(c) The Company agrees to indemnify and hold harmless Acquiror for any claims for damage, remediation or repairs to property, or injury or death to any Person, made as a result of any inspections related to the Phase I Report or Phase II Report conducted by Acquiror or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Acquiror agrees to indemnify and hold harmless the Company and the Bank for any claims for damage to property, or injury or death to any Person made as a result of any the investigations based upon the Phase I Report or the Phase II Report conducted by Acquiror or its agents, representatives or contractors. Acquiror covenants and agrees to return the Company’s or the Bank’s property to substantially the same condition as existed prior to such inspections and tests without adverse change. If the Closing does not occur, the foregoing indemnities and covenants shall survive the termination of this Agreement. Acquiror shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any environmental survey. If this Agreement is terminated, then, except as otherwise required by any Legal Requirement, reports to any governmental body of the results of any environmental inspection shall be made by the Company in the exercise of its sole discretion and not by Acquiror. Acquiror shall make no such report prior to Closing unless required to do so by any Legal Requirement and, in such case, will give the Company reasonable prior notice of Acquiror’s intentions so as to enable the Company to review and comment on such proposed report.

Article 6

ACQUIROR’S COVENANTS

Section 6.1 Information Provided to the Company. Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Company Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates or in any document submitted to, or other communication with, any Regulatory Authority.

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Article 7

COVENANTS OF ALL PARTIES

Section 7.1 Regulatory Approvals. Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, but in no event later than thirty (30) days following the date hereof, prepare and file all applications and other documents necessary to effect and obtain, and to as promptly as reasonably practicable thereafter, effect and obtain, all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

Section 7.2 Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror.

Section 7.3 Best Efforts; Cooperation. Each of Acquiror and the Company agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement, would be reasonably likely to impede or delay the receipt of the Requisite Regulatory Approvals, or would be reasonably likely to otherwise impede or delay Acquiror or the Company’s ability to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions.

Section 7.4 Employees and Employee Benefits.

(a) All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (collectively “Company Employees”) shall continue to be employees at will as of and following the Closing. Following the Closing, Acquiror shall comply with applicable laws with respect to the availability of employee and retirement benefits for employees of the Company and each Subsidiary; provided, that Acquiror shall not have any obligation to maintain or administer any of the employee benefit, retirement or other similar plans of the Company.

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(b) Acquiror or Acquiror Bank shall provide each Company Employee during the six- (6) month period immediately following the Closing Date with (i) base salary or wages no less favorable than that in effect as of immediately before the Closing Date (other than individuals subject to Change of Control Agreements and Employment Agreements set forth on Section 7.4(b) of the Company Disclosure Schedules), (ii) an annual bonus opportunity with Acquiror or Acquiror Bank in lieu of continued participation in any Company bonus plan, (iii) a primary place of employment within substantially the same geographic location as the Company Employee’s primary place of employment immediately prior to the Closing Date and (iv) the opportunity to participate in employee benefit plans that are no less favorable in the aggregate than those provided to comparable employees of Acquiror or Acquiror Bank.

(c) On or prior to the Closing Date, the Company shall take all necessary actions so that, as of the Closing Date, all non-qualified deferred compensation or other similar plans are terminated and any amounts accrued thereunder are distributed to the participants in a single lump sum in accordance with their terms.

(d) Immediately following the Closing Date, Acquiror or Acquiror Bank shall assume and honor all Change of Control Agreements and Employment Agreements set forth on Section 7.4(b) of the Company Disclosure Schedules and shall make all payments due thereunder pursuant to the terms and conditions set forth therein.

(e) On or prior to the Effective Time, the Company shall terminate all incentive bonus programs and shall pay in a lump sum to each participant therein all incentive compensation earned thereunder, irrespective of the timing of payments pursuant to the terms of the incentive bonus program, as set forth in this Section 7.4(e). With respect to incentive compensation for the performance period ending on the Closing Date, achievement of the performance metrics will be determined based upon an extrapolation of the actual Company performance for such performance period through the Closing Date, with payments of such amounts earned through the Closing Date to be prorated based on the number of days in the performance period preceding the Closing Date. With respect to any prior performance period bonus carryover amounts, such amounts shall be paid in full, without proration, if the “baseline” performance hurdle set forth on Section 7.4(e) of the company Disclosure Schedules is met with respect to such carryover amounts, based upon the Company’s extrapolated annualized earnings through the Closing Date.

(f) Any individual employed by the Company or any of its Subsidiaries immediately prior to the Closing Date (other than individuals subject to Change of Control Agreements and Employment Agreements set forth on Section 7.4(b) of the Company Disclosure Schedules) whose employment is terminated by Acquiror within six (6) months of the Closing Date (other than for cause) shall be paid severance in an amount equal to one (1) week of such individual’s base compensation for each full year of service completed with the Company or any of its Subsidiaries, with minimum severance equal to four (4) weeks’ base compensation and maximum severance equal to twenty-six (26) weeks’ base compensation.

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(g) For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Company Employees (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Company Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(h) Section 7.4(h) of the Company Disclosure Schedules lists the amount of paid time off accrued by each Company Employee as of the date hereof. Immediately following the Closing Date each Company Employee shall be credited with a number of hours under the Acquiror Bank vacation program equal to each Company Employee’s accrued but unused paid time off hours as in effect immediately prior to the Closing Date.

Section 7.5 Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

Section 7.6 Stockholder Litigation. Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

Section 8.1 Accuracy of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 3.3 and Section 3.5(a) shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations set forth in Section 3.3 and Section 3.5(a)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

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Section 8.2 Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; provided, however, that to the extent the performance and compliance with any covenants and obligations is subject in this Agreement to references to “material” or “Material Adverse Effect” or similar standard, the Company shall have performed and complied in all respects with such covenants and obligations.

Section 8.3 Stockholder Approvals. The Company Stockholder Approval shall have been obtained. As of the Closing Date, no Person shall have delivered to the Company a written notice of such Person’s demand, or intent to demand, appraisal for shares of Company Common Stock held by such Person, other than Persons holding, in the aggregate, not more than seven and five tenths of one percent (7.5%) of the shares of Company Common Stock issued and outstanding as of the Closing Date.

Section 8.4 No Proceedings, Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.6, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 8.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to constitute a Burdensome Condition.

Section 8.6 Closing Documents. Acquiror shall have received (i) a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2 and (ii) all other customary closing documents reasonably requested by Acquiror.

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Section 8.7 Restrictive Covenant Agreements. Acquiror shall have received restrictive covenant agreements executed by the Company and each of the individuals listed on Exhibit D attached hereto, in substantially the form attached hereto as Exhibit E.

Section 8.8 Promissory Notes. Acquiror shall have received evidence that each promissory note listed on Exhibit F attached hereto shall have been paid in full or otherwise satisfied and canceled as of the Closing Date.

Section 8.9 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Article 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount and effect). There shall not exist inaccuracies in the representations and warranties of Acquiror set forth in this Agreement (including the representations set forth in Section 4.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

Section 9.2 Performance by Acquiror. Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; provided, however, that to the extent the performance and compliance with any covenants and obligations is subject in this Agreement to references to “material” or “Material Adverse Effect” or similar standard, Acquiror shall have performed and complied in all respects with such covenants and obligations; provided, further, that Acquiror shall have performed and complied with its obligations contained in Section 2.3(b) in all respects.

Section 9.3 Stockholder Approvals. The Company Stockholder Approval shall have been obtained.

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Section 9.4 No Proceedings; No Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.6, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 9.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, constitute a Burdensome Condition.

Section 9.6 Closing Documents. The Company shall have received (i) a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2 and (ii) all other customary closing documents reasonably requested by the Company.

Article 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:

(a) by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b) by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

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(c) by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d) by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e) by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f) by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g) by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8.

(h) by the Company pursuant to Section 5.8;

(i) by Acquiror if the Company makes a Company Adverse Recommendation;

(j) by Acquiror pursuant to Section 5.11;

(k) by the Company if the Final Stockholders’ Equity is less than seventeen million two hundred and fifty thousand dollars ($17,250,000).

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Section 10.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or Section 10.1(i) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, an amount equal to one million two hundred fifty thousand dollars ($1,250,000) (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c) Notwithstanding anything to the contrary in this Agreement, (ii) the Termination Fee shall constitute liquidated damages and the receipt thereof shall be the receiving party’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the party making such payment or any of its Affiliates, in each case with respect to the facts and circumstances giving rise to such payment except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of the receiving party nor any of its Affiliates nor any other Person shall have any rights or claims against the party making such payment or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the Contemplated Transactions. Neither party shall be required to pay the Termination Fee on more than one occasion.

Article 11

MISCELLANEOUS

Section 11.1 Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Kansas applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

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Section 11.3 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the rights of the Indemnified Parties under Section 5.7, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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Section 11.6 WAIVER OF JURY TRIAL. EACH OF ACQUIROR, MERGERCO AND THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH OF ACQUIROR, MERGERCO AND THE COMPANY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.6.

Section 11.7 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to: Landmark Bancorp, Inc. 701 Poyntz Avenue Manhattan, Kansas 66502 Attention: Michael Scheopner Email: mscheopner@banklandmark.com with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Attention: Robert M. Fleetwood

Email: robert.fleetwood@bfkn.com

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If to MergerCo, to: LARK Investment Corporation c/o Landmark Bancorp, Inc. 701 Poyntz Avenue Manhattan, Kansas 66502 Attention: Michael Scheopner Email: mscheopner@banklandmark.com with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Attention: Robert M. Fleetwood

Email: robert.fleetwood@bfkn.com

If to the Company, to: Freedom Bancshares, Inc. 6640 W 143rd St. Overland Park, Kansas 66223 Attention: Kurt A. Knutson Email: kknutson@ibankwithfreedom.com with copies, which shall not constitute notice, to:

Fenimore Kay Harrison LLP

191 Peachtree Street NE, Suite 849

Atlanta, Georgia 30303

Attention: Jonathan S. Hightower

Email: jhightower@fkhpartners.com

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.7, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.

Section 11.8 Entire Agreement. This Agreement, the schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

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Section 11.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.10 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.11 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Article 12

DEFINITIONS

Section 12.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Acquiror Bank” means Landmark National Bank, a national bank headquartered in Manhattan, Kansas, and a wholly-owned subsidiary of Acquiror.

(b) “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

(c) “Acquiror Board” means the board of directors of Acquiror.

(d) “Acquiror Bylaws” means the Landmark Bylaws, as amended.

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(e) “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(f) “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(g) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(h) “Bank” means Freedom Bank, a Kansas state-chartered bank headquartered in Overland Park, Kansas, and a wholly owned subsidiary of the Company.

(i) “Burdensome Condition” means any non-standard action, or commitment to take any such action, or imposition of any non-standard condition or restriction, in connection with obtaining the Requisite Regulatory Approvals that would reasonably be likely to have a Material Adverse Effect on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Acquiror, after giving effect to the Contemplated Transactions.

(j) “DGCL” means the General Corporation Law of Delaware, as amended.

(k) “Business Day” means any day except Saturday, Sunday and any day on which banks in Manhattan, Kansas, are authorized or required by law or other government action to close.

(l) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.

(m) “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.

(n) “Company Benefit Plan” means any of the following, including any plan that is no longer active or that was maintained by any organization acquired by the Company or the Bank: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

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(o) “Company Board” means the board of directors of the Company.

(p) “Company Bylaws” means the Bylaws of the Company, as amended.

(q) “Company Common Stock” means the Company’s common stock, one hundred dollars ($100) par value per share.

(r) “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(s) “Company Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting all in accordance with the rules and regulations of the KGCC.

(t) “Company Stockholder Approval” means the adoption and approval of this Agreement by the holders of Company Common Stock, in accordance with the KGCC and Company Articles of Incorporation.

(u) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Mid-Tier Merger; and (iii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement.

(v) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(w) “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(x) “CRA” means the Community Reinvestment Act, as amended.

(y) “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

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(z) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(aa) “DOL” means the U.S. Department of Labor.

(bb) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(cc) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ee) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ff) “Excluded Shares” means any shares of Company Common Stock owned by the Company or Acquiror, in each case other than shares held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted.

(gg) “FDIC” means the Federal Deposit Insurance Corporation.

(hh) “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.

(ii) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(jj) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws. For the avoidance of doubt, Hazardous Materials shall not cover communicable diseases, such as COVID-19.

(kk) “IRS” means the U.S. Internal Revenue Service.

(ll) “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law and any other Person (other than a tenant or employee) sharing such Person’s household.

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(mm) “KGCC” means the Kansas General Corporation Code, as amended.

(nn) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer or chief credit officer of Acquiror or the Company, as the context requires.

(oo) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(pp) “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(qq) “OCC” means the Office of the Comptroller of the Currency.

(rr) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

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(ss) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

(tt) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(uu) “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(vv) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(ww) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(xx) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(yy) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(zz) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(aaa) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(bbb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(ccc) “Securities Act” means the Securities Act of 1933, as amended.

(ddd) “Stockholders’ Equity” means the Company’s total stockholders’ equity, prepared in accordance with GAAP and consistent with the Company’s past practices; provided, however, that (i) any unpaid Company Transaction Costs shall be considered a liability of the Company irrespective of whether such Transaction Costs are required under GAAP to be recorded or accrued as a liability of the Company, and (ii) it is further adjusted to reflect any difference between the book and market value of the held-to-maturity investment portfolio.

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(eee) “Subsidiary” with respect to any Person means an Affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(fff) “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

(ggg) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll or withholding tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(hhh) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(iii) “Transaction Costs” means all transaction costs, to the extent that such transaction costs are tax deductible, tax-effected at the Company’s then-current consolidated marginal federal plus state tax rates, of the Company or the Bank necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including, but not limited to: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company or the Bank in connection the Contemplated Transactions; (ii) any payments due under any agreements, retention or stay bonus or other similar arrangements; and (iii) the cost of any termination fees paid or required to be paid as a result of a termination of any Contract in connection with the closing of the transaction, including any de-conversion costs associated with any data processing or similar contract; and (iv) any Remediation Costs pursuant to Section 5.11.

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(jjj) “Transition Date” means, with respect to any Company Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan, which date may occur following a period during which the current benefits plans of the Company continue to operate following the Effective Time.

(kkk) “U.S.” means the United States of America.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of the Company referred to in this Agreement (the “Company Disclosure Schedules“) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which schedules were delivered by the Company to the Acquiror before the date of this Agreement; provided, that any disclosures made with respect to a section of the Agreement shall be deemed to qualify any other section of the Agreement specifically referenced or cross-referenced. In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed“ means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules prepared in accordance with this Section 12.2(b).

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:		COMPANY:

LANDMARK BANCORP, INC.		FREEDOM BANCSHARES, INC.

By:	/s/ Michael E. Scheopner	By:	/s/ Kurt A. Knutson
Name:	Michael E. Scheopner	Name:	Kurt A. Knutson
Title:	President and Chief Executive Officer	Title:	Chairman, President & Chief Executive Officer

MERGERCO:

LARK INVESTMENT CORPORATION
By:	/s/ Michael E. Scheopner
Name:	Michael E. Scheopner
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]